August 2009 Pricing Sheet dated August 18, 2009 relating to Preliminary Pricing Supplement No. 163 dated August 13, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Capital-Protected Barrier Notes due August 27, 2012

Based on the Performance of a Hybrid Basket Composed of the iShares® MSCI Emerging Markets Index Fund, the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM, the Japanese Yen, the Eurozone Euro and the Australian Dollar
PRICING TERMS – AUGUST 18, 2009
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Pricing date:	August 18, 2009
Original issue date:	August 25, 2009 (5 business days after the pricing date)
Maturity date:	August 27, 2012
Aggregate principal amount:	$5,998,850
Interest:	None
Principal protection:	100%
Basket:	Basket component	Initial basket component value	Bloomberg ticker symbol/ Bloomberg page	Weighting
iShares® MSCI Emerging Markets Index Fund		$35.07	Bloomberg ticker symbol “EEM”	30%
S&P 500® Index		989.67	Bloomberg ticker symbol “SPX”	20%
Dow Jones-UBS Commodity IndexSM		126.091	Bloomberg ticker symbol “DJUBS”	20%
Japanese Yen (“JPY”) (expressed as units of currency per U.S. dollar)		94.72	Bloomberg page “JPY Crncy QR”	10%
Eurozone Euro (“EUR”) (expressed as U.S. dollars per unit of currency)		1.4128	Bloomberg page “EUR Crncy QR”	10%
Australian Dollar (“AUD”) (expressed as U.S. dollars per unit of currency)		0.8265	Bloomberg page “AUD Crncy QR”	10%
Determination date:	August 20, 2012, subject to postponement up to five business days for non-observation days
Payment at maturity:	$10 plus supplemental redemption amount, if any, per note. In no event will the payment at maturity be less than $10 or greater than the maximum payment at maturity.
Supplemental redemption amount:
If on each day during the observation period, the basket performance is equal to or less than the barrier level:
•    $10 x final basket performance x the participation rate
The supplemental redemption amount will not be less than zero.
If on any day during the observation period the basket performance is greater than the barrier level:
•     $0.60 per note (6% of the stated principal amount)

Barrier level:	30%
Maximum payment at maturity:	$13.00 per note (130% of the stated principal amount)
Final basket performance:	The basket performance on the determination date
Basket performance:
The sum of the basket ETF performance value + the basket equity index performance value + the basket commodity index performance value + the basket currency performance value for each of the basket currencies.

The performance values for each basket component on any day will measure the weighted appreciation or depreciation for such basket component from the pricing date to its closing price on such day as described in the accompanying preliminary pricing supplement.

Observation day:
Any trading day that is also an equity index business day, a commodity index business day and a currency business day, and on which there is no market disruption event with respect to any of the basket components.

Observation period:	Each observation day beginning on and including the trading day immediately following the pricing date and ending on, and including the determination date.
Participation rate:	100%
CUSIP:	617484605
ISIN:	US6174846054
Minimum purchase amount:	$1,000 and integral multiples of $10 in excess thereof
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per PLUS	$10	$0.20	$9.80
	Total	$5,998,850	$119,977	$5,878,873
(1)      For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “Dow Jones,” “UBS”, “Dow Jones–UBS Commodity IndexSM”, “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, and have been licensed for use for certain purposes by Morgan Stanley. The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates, and none of The McGraw-Hill Companies, Inc., Dow Jones, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation regarding the advisability of investing in the notes.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 163 dated August 13, 2009

Prospectus Supplement dated December 23, 2008                             Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.